UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): August 27, 2010

INX Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-31949 (Commission File Number)	76-0515249 (IRS Employer Identification No.)

11757 Katy Freeway
Houston, Texas 77079
(Address of Registrant’s principal executive offices)

(713) 795-2000
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 27, 2010, Brian Fontana has voluntarily resigned as the Vice President and Chief Financial Officer of INX Inc. (the “Company”).  Mr. Fontana's decision to resign from his positions did not arise or result from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

In connection with Mr. Fontana’s departure, the Company and Mr. Fontana entered into a Separation Agreement and General Release, dated August 27, 2010 (the “Separation Agreement”), and an Independent Contractor Agreement, dated August 27, 2010, and pursuant to the Separation Agreement Mr. Fontana acknowledged and agreed that he has not violated any of the terms of either the Confidentiality, Development and Non-Interference Agreement, dated December 16, 2004 (the “Confidentiality Agreement”), or the Amended and Restated Employment Agreement, dated December 20, 2004 (the “Employment Agreement”), prior to having signed the Separation Agreement.  Mr. Fontana further acknowledged and agreed that he remains bound by certain terms of the Employment Agreement and the Confidentiality Agreement.  In particular, Mr. Fontana re-affirms that, without limitation, Sections 6, 7 and 14 of the Employment Agreement and Sections 4, 5 and 7 of the Confidentiality Agreement will continue to apply after his resignation.

Pursuant to the terms of the Separation Agreement, Mr. Fontana will receive a lump sum payment of $277,000, and he will also be entitled to receive all accrued salary.  Further, the Company agrees that the vesting dates of all of Mr. Fontana’s shares of restricted stock awarded under his Restricted Stock Award Agreements shall be accelerated so that all 42,800 unvested shares shall fully vest on August 27, 2010, and that the vesting dates of all of Mr. Fontana’s stock options granted under his Incentive Stock Option Agreements shall be accelerated so that all 26,000 unvested options shall fully vest on August 27, 2010.  Mr. Fontana also has agreed to a full release of any and all known and unknown claims.

Item 9.01 Financials Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 27, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2010	INX Inc.

/s/ James H. Long
James H. Long Chief Executive Officer

EXHIBIT INDEX
Exhibit Number	Description
99.1	Press Release dated August 27, 2010